MONAKER GROUP, INC. 8-K

Exhibit 99.1

Monaker Group Acquires Key Inventory and Travel Services from IDS Technology for $5.5 Million

WESTON, FL – August 22, 2019 – Monaker Group, Inc. (Nasdaq: MKGI), a technology leader in the travel and vacation rental markets, today announced it has completed an asset purchase with leading travel technology provider, IDS Technology to enhance its Monaker Booking Engine (MBE) and nexttrip.biz platform, adding new capabilities and an additional 500,000 properties in North America.

The terms of the agreement include the purchase by Monaker of key assets and technology - from IDS - along with software development and integration services for a total of $5.5 million. The consideration payable to IDS is $634,000 in cash and 1,968,000 restricted shares of Monaker’s common stock valued at $2.50 per share.

“This technology acquisition and transaction with IDS creates an opportunity to dramatically enhance our travel technology platform and accelerate our transaction growth,” said Monaker CEO, Bill Kerby. “The IDS assets will also help us to further strengthen our nexttrip.biz business travel solution with a broader selection of vacation rentals suitable for corporate travel, and are expected to capture higher margin revenue streams.”

Mr. Kerby noted that, with IDS accepting mostly restricted equity in this transaction and at an above-market valuation, “It is an indication of their confidence in Monaker’s ability to enhance shareholder value, and to be a true partner in this endeavor. It also validates the power of Monaker’s existing MBE and nexttrip.biz platforms and their greater potential.”

The purchased assets and services include:

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API software development to provide for instant-booking access to more than 500,000 North American vacation rental properties. This access will more fully round out Monaker’s existing vacation rental inventory which has been located primarily in Europe and Asia. Additional Alternative Lodging Rental (ALR) products, commonly referred to as vacation rentals, will also be added, including wholesale access to exclusive high-value offerings.

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Exclusive ownership of IDS booking engine software technology for air, car, and hotel reservations, including proprietary API connections to travel providers and distributors. This will make MBE a more complete B2B solution for the simultaneous booking of air, car and hotel, rather than relying upon integration with existing client booking systems. It will enable MBE and nexttrip.biz to capture new revenue streams from the booking of air, car and hotel, as well as broaden Monaker’s addressable market of B2B clients.

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Exclusive access to key supplier contracts, including those for air, car, and hotel rentals, which will be accessed via the booking engine technology acquired from IDS.

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The agreements are designed to acquire access to specialized, and in some cases unique, inventory for distribution through the company’s booking engine and nexttrip.biz.

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A robust, cloud-based customer relationship management (CRM) platform to manage travel customer relationships and allow a more complete service offering.

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Access to special merchant accounts that can support between $500,000 and $1 million per month in merchant processing capacity.

Mr. Kerby added that this important acquisition and stronger relationship with IDS was a “strategic extension” of the earlier engagement with IDS for the development of Monaker’s nexttrip.biz platform, which began last year.

Following the IDS technologies enhancement for nexttrip.biz, Monaker plans to commercially launch subscription-based, direct-to-consumer access to the site. For $19 per month or $150 per year, travelers worldwide will be able to gain access to wholesale-level pricing for all their travel needs, and create air, car, lodging - including vacation rentals -and tour packages, for additional savings.

About IDS Technology

IDS Technology is a software development company with nearly three decades of experience in the hospitality industry. As a leader in travel inventory aggregation and distribution, its Internet Distribution Systems empower more than 100 leading travel companies worldwide to stay competitive in the rapidly evolving travel industry. Its cloud-based travel software solutions help distributors and suppliers increase their revenue and boost efficiency through automated mapping technology, API connectivity, and profit optimization tools. Always at the forefront of travel technology development, its solutions perform across the entire distribution chain to support travel product suppliers, distributors and meta searches. For more information, visit www.ids.technology.

About Monaker Group

Monaker Group is a technology-driven travel company focused on delivering innovation to the alternative lodging rental (ALR) market. The Monaker Booking Engine (MBE) provides access to more than 2.6 million instantly bookable vacation rental homes, villas, chalets, apartments, condos, resort residences, and castles. MBE offers travel distributors and agencies an industry first: a customizable, instant-booking platform for alternative lodging. The company’s contracted travel partners include travel aggregators, consolidators, tour companies, airlines and more than 250,000 travel agents. For more about Monaker Group, visit www.monakergroup.com.

About nexttrip.biz

Nexttrip.biz is customizable business travel booking and management solution for small and medium-sized businesses. Through a branded and customized website, business owners and employees can search for and securely access exclusive discounted pricing across air, hotel/ALR, car, and other ancillary travel services. Nexttrip.biz can be configured to an SMB’s particular travel policies, with bookings recorded for easy corporate expense tracking and reporting. For more information, visit www.nexttrip.biz.

Important Cautions Regarding Forward Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinions, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Monaker believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  All forward-looking statements are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included in Monaker’s annual, quarterly and special reports, proxy statements and other public filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the company’s Annual Report on Form 10-K (as amended) for the year ended February 28, 2019 and the company's subsequently filed Quarterly Reports on Form 10-Q, which have been and will be filed with the SEC and are/will be available at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the company.

Company Contact:

Richard Marshall

Director of Corporate Development

Monaker Group, Inc.

Tel (954) 888-9779

rmarshall@monakergroup.com